                                                                      EXHIBIT 11

Computation of per share income (loss)(1)
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
                                                                                       Year Ended
                                                                        ----------------------------------------
                                                                         12/31/94        12/31/93       12/31/92
                                                                        --------        --------        --------
                                                                      (Dollars in thousands, except per share data)
Net Income (loss) used to compute primary earnings per share........    $    (262)       $ (12,087)    $     685
Net Income (loss) used to compute fully diluted earnings per share..    $    (262)       $ (12,087)    $     685

Primary Earnings per share:

Average Number of shares of:
  Common Stock and Common Stock equivalents outstanding.............    6,333,835        5,635,941     5,610,792
  Primary earnings per share........................................    $    (.04)       $   (2.15)    $     .12
                                                                        =========        =========     =========
Fully diluted earnings per share:
  Weighted average number of Common shares outstanding..............    6,333,835        5,635,941     5,610,792

  Number of shares used to compute fully diluted earnings per share     6,333,835        5,635,941     5,610,792
Fully diluted earnings per share....................................    $    (.04)       $   (2.15)    $     .12
                                                                        =========        =========     =========

(1) All per share data has been adjusted to reflect stock dividends to shareholders of record on March 7, 1991 and March 9, 1992.